UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

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TRANSDIGM GROUP INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Friday, February 15, 2008, at 9:00 a.m., local time, for the following purposes:

1. To elect two directors, each to serve a three-year term and until a successor has been duly elected and qualified; and

2. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 3, 2008 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Stockholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

GREGORY RUFUS
Secretary

Dated: January 16, 2008

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

TRANSDIGM GROUP INCORPORATED

PROXY STATEMENT

Our Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TransDigm Group Incorporated on certain matters to be voted on at the upcoming annual meeting of stockholders, which will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Friday, February 15, 2008, at 9:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy, along with our Annual Report to Stockholders, on or about January 16, 2008. TransDigm Group Incorporated is referred to herein as “TD Group” or the “Company”.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting of Stockholders?

At the Company’s annual meeting of stockholders, stockholders will act upon matters outlined in the accompanying notice of meeting, including the election of two directors. We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled to Vote?

Only stockholders of record at the close of business on the record date, January 3, 2008, are entitled to receive notice of and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 47,447,867 shares of common stock.

Who Can Attend the Meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

When and Where Is the Meeting?

The meeting will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Friday, February 15, 2008, at 9:00 a.m., local time.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of TD Group’s Board of Directors. TD Group will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of TD Group and its subsidiaries may solicit proxies by telephone or facsimile. Those employees will not receive any additional compensation for their participation in the solicitation.

How do I vote by proxy?

Whether or not you plan to attend the Annual Meeting, TD Group urges you to complete, sign and date the enclosed proxy form and to return it in the envelope provided. Returning the proxy form will not affect your right to attend the Annual Meeting.

If you properly complete your proxy form and send it to TD Group in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors.”

If any other matter is presented, your proxy will vote in accordance with his best judgment. As of the date of this proxy statement, TD Group is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this proxy statement.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to TD Group at its principal executive offices located at 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114, or by giving notice to TD Group in open meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of shares of common stock outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by TD Group marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

The two nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular nominee, or if you indicate ‘Withhold Authority’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee.

ELECTION OF DIRECTORS

At the Annual Meeting, unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Messrs. Hennessy and Peacock. The two nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director for a three-year term and until his successor is duly elected and qualified.

Because the Company is no longer a controlled company, in accordance with New York Stock Exchange (“NYSE”) listing standards, the Company will need to have a majority of independent directors by May 2008. In light of that requirement and because of Warburg Pincus’s reduced ownership in TD Group, Kevin Kruse is not standing for re-election and has informed us that he intends to resign immediately following the Annual Meeting. In addition, Kewsong Lee has informed us that he intends to resign immediately following the Annual Meeting because of Warburg Pincus’s reduced ownership. As a result, after the Annual Meeting, the board will have two vacancies, which may or may not be filled by the Board of Directors by an independent director.

If for any reason either of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election at the Annual Meeting

Name	Length of Service as Director
Sean Hennessy	Since 2006
Douglas Peacock	Since 2003

Business Experience of Directors

The following table sets forth certain information concerning our directors:

Name	Age	Position with the Company
W. Nicholas Howley	55	Chief Executive Officer and Chairman of the Board of Directors of the Company
David A. Barr	44	Director
Mervin Dunn	54	Director
Michael Graff	56	Director
Sean P. Hennessy	50	Director
Kevin Kruse	37	Director
Kewsong Lee	42	Director
Douglas W. Peacock	69	Director
Dudley P. Sheffler	63	Director

Mr. Howley was named Chairman of the Board of Directors on July 23, 2003 in connection with the acquisition of the Company by Warburg Pincus. Mr. Howley served as President of TD Group from July 2003 until December 2005, and was named Chief Executive Officer of TD Group in December 2005. Mr. Howley has served as Chief Executive Officer of TransDigm Inc. since December 2001, served as Chief Operating Officer of TransDigm Inc. from December 1998 through December 2001 and served as President of TransDigm Inc. from December 1998 through September 2005. Mr. Howley served as Executive Vice President of TransDigm Inc. and President of the AeroControlex Group, an operating division of TransDigm Inc., from TransDigm Inc.’s inception in September 1993 through December 1998. Mr. Howley is a director of Satair A/S, a Danish public company that is an aerospace distributor, including distributing the Company’s products, and Polypore International, Inc., a manufacturer.

Mr. Barr was named a director of TD Group on July 23, 2003 in connection with the acquisition of the Company by Warburg Pincus. Mr. Barr has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., private equity firms, since January 2001. Prior to joining Warburg Pincus LLC, Mr. Barr served as a managing director of Butler Capital, an investment company, where he focused on industrial and consumer leveraged buyout transactions for more than ten years. Mr. Barr is a director of Builders FirstSource, Inc., a manufacturer and distributor, Polypore International, Inc., a manufacturer, and The Neiman Marcus Group, Inc., a retailer.

Mr. Dunn was named a director of TD Group on September 19, 2007. Mr. Dunn has been the Chief Executive Officer of Commercial Vehicle Group, an NYSE-listed global supplier of interior and exterior systems for the commercial vehicle market, since June 2002 and Mr. Dunn has been with the organization since October 1999. Prior to joining Commercial Vehicle Group, Mr. Dunn was president and chief executive officer of Bliss Technologies, a heavy metal stamping company. Mr. Dunn is also a director of Commercial Vehicle Group.

Mr. Graff was named a director of TD Group on July 23, 2003 in connection with the acquisition of the Company by Warburg Pincus. Mr. Graff has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., private equity funds, since October 2003. Mr. Graff served as an advisor to Warburg Pincus LLC from July 2002 until October 2003. Prior to working with Warburg Pincus LLC, Mr. Graff spent six years with Bombardier, an aircraft manufacturer, first serving as President of Business Aircraft and later as President and Chief Operating Officer of Bombardier Aerospace Group. Mr. Graff is a director of Builders FirstSource, Inc., a manufacturer and distributor, and Polypore International, Inc., a manufacturer.

Mr. Hennessy was named a director of TD Group on April 4, 2006. Mr. Hennessy has served as the Chief Financial Officer of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, since 2001. From 1984 until 2001, Mr. Hennessy held a broad range of financial and operating positions with The Sherwin Williams Company. Mr. Hennessy is a certified public accountant.

Mr. Kruse was named a director of TD Group on July 23, 2003 in connection with the acquisition of the Company by Warburg Pincus. Mr. Kruse was named a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. in January 2006. From January 2003 until January 2006, Mr. Kruse served as Vice President of Warburg Pincus LLC and has been employed by Warburg Pincus LLC since February 2002. Prior to joining Warburg Pincus LLC, Mr. Kruse was employed by AEA Investors Inc., an investment company, where he focused on private equity opportunities in industrial and consumer products companies. Before that, he was employed by Bain & Co., a management consulting firm. Mr. Kruse is a director of Builders FirstSource, Inc., a manufacturer and distributor, Polypore International, Inc., a manufacturer, and Wellman, Inc., a manufacturer. Mr. Kruse is not standing for re-election and because of Warburg Pincus’s reduced ownership in TD Group, Mr. Kruse has informed us that he intends to resign immediately following the Annual Meeting.

Mr. Lee was named a director of TD Group on July 23, 2003 in connection with the acquisition of the Company by Warburg Pincus. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., a private equity firm, since January 1997. He has been employed by Warburg Pincus LLC since 1992. Prior to joining Warburg Pincus LLC, Mr. Lee served as a consultant at McKinsey & Company, Inc., a management consulting firm, from 1990 to 1992. Mr. Lee is a director of Arch Capital Group Ltd., a provider of insurance and reinsurance, Knoll, Inc., a manufacturer, and The Neiman Marcus Group, Inc., a retailer. Because of Warburg Pincus’s reduced ownership in TD Group, Mr. Lee has informed us that he intends to resign immediately following the Annual Meeting.

Mr. Peacock was named a director of TD Group on July 23, 2003. Mr. Peacock was a director of TransDigm Inc. from September 1993 through May 2006. He served as Chairman of the Board of Directors of TransDigm Inc. since its inception in September 1993 until July 2003. Prior to December 2001, Mr. Peacock also served as Chief Executive Officer of TransDigm Inc. Prior to the formation of TransDigm Inc., Mr. Peacock served as Executive Vice President of IMO Industries and in various management positions with Westinghouse Electric Corporation.

Mr. Sheffler was named a director of TD Group on February 27, 2007. Mr. Sheffler is the retired President and Chief Executive Officer of Reltec Corporation, a manufacturer. Prior to that, Mr. Sheffler was the Vice President/Business Group President of the telecommunications business of Rockwell International and President of the telecommunication equipment segment of Reliance Electric Corp.

How Often Did the Board Meet in Fiscal 2007?

During the fiscal year ended September 30, 2007, the Board of Directors held six meetings. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in fiscal 2007. The Company has not established a formal policy regarding director attendance at the Company’s annual meeting of stockholders. However, the Company expects that directors will attend if possible. One director attended the 2007 annual meeting of stockholders.

How is the Board Compensated?

Employees of the Company who are also directors are not paid any director fees. In 2007, compensation for non-employee directors included the following:

•	An annual retainer fee of $30,000, with such fee being paid, at the option of each director, either in cash or shares of our common stock, paid semi-annually in arrears.

•

A $10,000 annual stock grant, paid in advance, in the form of stock options or restricted stock as determined by the Board of Directors, which shall vest evenly over a three-year period from the date of grant.

•	A fee of $2,500 for each meeting of the Board of Directors attended, paid semi-annually.

•	A fee of $1,000 for each meeting of any committee of the Board of Directors attended, paid semi-annually.

•	An additional retainer of $15,000 to the chairman of the Audit Committee, paid semi-annually in arrears.

•	An additional retainer of $5,000 to the chairmen of the Compensation and Nominating and Governance Committees, paid semi-annually in arrears.

In addition, pursuant to an agreement entered into in 1999 between TransDigm Inc. and Mr. Peacock, TransDigm is obligated to provide Mr. Peacock and his wife medical insurance coverage comparable to that he was receiving at the time of his retirement. In light of the Company’s transition to self-insurance, in 2007 TransDigm Inc. and Mr. Peacock entered into an understanding whereby TransDigm Inc. would satisfy its obligations under the 1999 agreement by paying for Mr. Peacock’s Medicare supplemental coverage and Mrs. Peacock’s medical insurance coverage and for dental coverage, less the amount of any Company employee portion of premium under the Company’s self-insurance program as if Mr. and Mrs. Peacock were covered under TransDigm’s benefit plans. The Company also agreed to retain for Mr. and Mrs. Peacock a health insurance consultant to assist Mr. and Mrs. Peacock in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process at the outset and thereafter managing claims issues. These payments are made on a “grossed-up” basis for federal income tax purposes, but no gross-up payment related to fiscal 2007 has yet been made. The cost of services and reimbursement of coverage thereunder in fiscal 2007 was $9,219.

The following table sets forth the compensation paid to our non-employee directors during 2007:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	All Other Compensation($)		Total($)
David A. Barr	21,034	35,007	—		56,041
Mervin Dunn(3)	—	—	—		—
Michael Graff	19,034	35,007	—		54,041
Sean P. Hennessy	29,034	35,007	—		64,041
Kevin Kruse	14,034	35,007	—		49,041
Kewsong Lee	12,034	35,007	—		47,041
Douglas W. Peacock	45,000	5,007	9,219	(4)	59,226
Dudley P. Sheffler(5)	23,000	1,667	—		24,667

(1)	Messrs. Barr, Graff, Hennessy, Kruse and Lee have elected to receive their semi-annual fees as stock.
(2)	The amounts reflect dollar amounts recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123(R) and include shares of restricted stock granted in and prior to fiscal 2007.
(3)	Mr. Dunn was initially elected to the Board of Directors on September 19, 2007.
(4)	Net amounts paid to or on behalf of Mr. Peacock or his wife for medical insurance coverage or medical claims pursuant to an agreement between Mr. Peacock and TransDigm Inc. as described above.
(5)	Mr. Sheffler was initially elected to the Board of Directors on February 27, 2007.

The Company does not have any share ownership guidelines for its directors.

The Board of Directors recommends that the stockholders vote FOR the nominees for election set forth above.

CORPORATE GOVERNANCE

Corporate Governance

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its stockholders. A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance.” The Board of Directors reviews the Corporate Governance Guidelines periodically.

Codes of Ethics

Code of Ethics for Senior Financial Officers. The Company has a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief operating officer, chief financial officer and other designated senior financial officers (collectively, “Senior Financial Officers”) of the Company. This code requires Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other public filings or communications made by the Company; to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct; to not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; to not use for personal advantage confidential information acquired in the course of their employment; to proactively promote ethical behavior among peers and subordinates in the work place; and to promptly report any violation or suspected violation of this code in accordance with the Company’s Whistleblower Policy and, if appropriate, directly to the Audit Committee. Only the Audit Committee or the Board of Directors, including a majority of the independent directors, may waive any provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. This code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance.”

Code of Business Conduct and Ethics. The Company also has a Code of Business Conduct and Ethics that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s employees, officers and directors. This code governs the actions and working relationships of the Company’s employees, officers and directors with current and potential tenants, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. Only the Board of Directors or the Nominating and Corporate Governance Committee may waive any provision of the code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise may be required by rule or regulation. This code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance.”

Whistleblower Policy

The Company is committed to integrity and ethical behavior and has adopted a Whistleblower Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact the Company, the Company’s tenants, stockholders, fellow employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports may be made directly to the Chief Financial Officer, the Audit Committee or to Business Controls, Inc., a third party service retained on behalf of the Audit Committee. The Audit Committee receives notices of complaints reported under the policy and oversees the investigation of such complaints. The Whistleblower Policy is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance.”

Board Composition

The Board of Directors of TD Group is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the Annual Meeting of Stockholders to be held during the years 2010 for the Class I directors, 2008 for the Class II directors and 2009 for the Class III directors.

•

Our Class I directors are Messrs. Dunn, Graff and Lee (who has informed us that he intends to resign immediately following the Annual Meeting because of Warburg Pincus’s reduced ownership in TD Group);

•

Our Class II directors are Messrs. Kruse (who is not standing for re-election and has informed us that he intends to resign immediately following the Annual Meeting because of Warburg Pincus’s reduced ownership in TD Group), Hennessy and Peacock; and

•	Our Class III directors are Messrs. Barr, Howley and Sheffler.

TD Group’s amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The division of TD Group’s Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

In addition, under the terms of the stockholders’ agreement, for so long as Warburg Pincus and its affiliates beneficially own at least 25% of our outstanding shares of common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) three and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the percentage of the outstanding shares of our common stock that Warburg Pincus and its affiliates beneficially own as of the date of nomination of directors to its Board of Directors, or the Warburg Percentage. In addition, under the terms of the stockholders’ agreement, for so long as Warburg Pincus and its affiliates beneficially own at least ten percent but less than 25% of our outstanding shares of common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) two and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to its Board of Directors. Finally, under the terms of the stockholders’ agreement, for so long as Warburg Pincus and its affiliates beneficially own at least five percent but less than ten percent of our outstanding shares of common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) one and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of its Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to its Board of Directors.

TD Group is also party to an employment agreement with W. Nicholas Howley, its Chairman and Chief Executive Officer, pursuant to which TD Group has agreed to nominate Mr. Howley for re-election to its Board of Directors. Under the terms of this agreement, Warburg Pincus has agreed to vote all of the shares it controls in favor of Mr. Howley’s re-election.

Stockholder Communication with Board of Directors

Any stockholder or other interested party who desires to communicate with any of the members of the Company’s Board of Directors may do so electronically by sending an email to ir@transdigm.com. Alternatively, an individual may communicate with the members of the Board by writing to the Company, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114. Communications may be addressed to an individual director, a Board committee, the non-management directors or the full Board of Directors. Communications received by Investor Relations will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

Independence of Directors

Messrs. Dunn, Hennessy, Peacock and Sheffler are considered “independent directors” within the meaning of the NYSE’s listing standards. In determining that Mr. Peacock was independent, the Board considered the insurance arrangement described in this proxy statement under “Director Compensation.”

Prior to the Company’s follow-on secondary offering in May 2007, the Company was a “controlled company” within the meaning of the NYSE’s listing standards and therefore was not required to comply with certain corporate governance requirements, such as maintaining a majority of independent directors and a compensation committee and nominating committee comprised solely of independent directors. The Company is now in a transition period with respect to such requirements. Accordingly, in accordance with NYSE rules, the Company plans to have a majority of independent directors through a combination of the appointment of one or more additional independent directors and the resignation of one or more of the directors affiliated with Warburg Pincus by May 21, 2008.

The Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) as specified in the listing standards of the NYSE will be considered independent.

Presiding Director

Mr. Barr is our Presiding Director, who leads meetings of the non-management directors and otherwise acts as chair of Board meetings in Mr. Howley’s absence.

Board Meetings

After each meeting of the Board of Directors, non-management directors meet independently of the Chairman of the Board. In fiscal 2007, the non-management directors met after each regularly scheduled Board meeting. In addition, as required by the Company’s Corporate Governance Guidelines, the independent directors meet at least once a year.

Board Committees

During fiscal 2007, the Board of Directors had an Executive Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee. The Board of Directors has approved the written charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, which can be found under the “Investor Relations—Corporate Governance” section of the Company’s website at www.transdigm.com. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee conducts a self evaluation and review of its charter annually.

Executive Committee

The Executive Committee, which consists of Messrs. Howley (Chairman), Lee and Barr, possesses the power of the Board of Directors in the management of the business and affairs of the Company during the intervals between meetings of the Board of Directors. The Executive Committee held no formal meetings during fiscal 2007, although it did act by unanimous written consent.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; evaluates our Board of Directors and our management; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our Board of Directors on corporate governance and related matters. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website, www.transdigm.com, under “Investor Relations—Corporate Governance.” The Nominating and Corporate Governance Committee held four meetings during fiscal year 2007.

TD Group’s Nominating and Corporate Governance Committee is comprised of Messrs. Peacock, Graff and Dunn. Mr. Barr also served on the Committee until July 2007 and Mr. Lee served on the Committee until May 2007. Mr. Sheffler also served on the Committee between May 2007 and September 19, 2007. Mr. Graff is not independent under the rules of the NYSE. In accordance with NYSE listing standards, prior to May 21, 2008, we plan to replace Mr. Graff as a member of the Nominating and Corporate Governance Committee with an independent director so that all of TD Group’s Nominating and Corporate Governance Committee members will be independent as such term is defined in the NYSE rules.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a stockholder may submit the candidate’s name and qualifications to the Company’s Secretary, Gregory Rufus, at the following address: TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114 between October 18, 2008 and November 17, 2008. The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors. However, in determining qualifications for new directors, the Committee will consider potential members’ qualifications as independent under the NYSE’s listing standards, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from stockholders and third parties, including management and current directors. Although the Nominating and Corporate Governance Committee may retain a Board search consultant to supplement the pool of potential Board candidates, it has not engaged a consultant at this time.

Audit Committee

TD Group’s Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. TD Group’s Audit Committee (i) assists our Board of Directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors, (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm, (iii) provides a medium for consideration of matters relating to any audit issues and (iv) prepares the Audit Committee report that the SEC rules require be included in our annual Proxy Statement and Annual Report on

Form 10-K. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website, www.transdigm.com, under “Investor Relations—Corporate Governance.” The Audit Committee held six meetings during fiscal year 2007.

The members of TD Group’s Audit Committee are Messrs. Hennessy, Peacock and Sheffler. Mr. Kruse also served on the Committee until February 27, 2007. Mr. Hennessy is the Chairman of the Audit Committee and the composition of TD Group’s Audit Committee complies with all applicable NYSE rules, including the requirement that at least one member of the Audit Committee have accounting or related financial management expertise. The board has determined that both Mr. Hennessy and Mr. Sheffler are Audit Committee financial experts. See “Business Experience of Directors” for a list of Messrs. Hennessy’s and Sheffler’s relevant financial experience. All of the Committee members are independent as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the rules of the NYSE.

Compensation Committee

TD Group’s Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals relevant to the compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. Our Compensation Committee has sole discretion concerning administration of our stock option plans, including selection of individuals to receive awards, types of awards, the terms and conditions of the awards and the time at which awards will be granted, other than awards to directors, which are approved by the full Board. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website, www.transdigm.com, under “Investor Relations—Corporate Governance.” The Compensation Committee held five meetings during fiscal year 2007.

The members of TD Group’s Compensation Committee are Messrs. Barr, Hennessy and Sheffler. Mr. Kruse also served on the Committee until July 2007. Mr. Barr is not independent under the rules of the NYSE, but is a non-employee director pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. In accordance with the NYSE listing standards, prior to May 21, 2008, we plan to replace Mr. Barr as a member of the Compensation Committee with an independent director so that all of TD Group’s Compensation Committee members will be independent as such term is defined in the NYSE listing standards.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

The compensation of the Company’s executive officers is currently determined by the Compensation Committee of the Board. Currently the Compensation Committee is comprised of Sean Hennessy, David Barr and Dudley Sheffler. Mr. Hennessey replaced Kevin Kruse on the Compensation Committee in July 2007 and Mr. Sheffler filled a vacancy in the Committee in April 2007. Salary decisions impacting fiscal year 2007 were made by Messrs. Kruse and Barr. Bonus decisions were made by the Committee as currently comprised.

Objectives of the Executive Compensation Program

The primary objective of the Compensation Committee in determining executive compensation is to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and create a strong incentive to increase the Company’s equity value.

In light of the Compensation Committee’s objective, the Compensation Committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company’s performance and the achievement of established annual goals. The primary components of the Company’s executive compensation program are (i) base salaries, (ii) discretionary bonuses, (iii) grants of stock options, including predominantly performance based options, and (iv) retirement and welfare benefits, although the executive compensation program is heavily weighted towards compensation through options with a performance component. Each of these components operates within an integrated total compensation program to ensure that executives are compensated equitably, both from an internal and external perspective. Each of these elements is discussed below.

TransDigm Group was a privately held company until March of 2006. As a private equity portfolio company, management had an opportunity to earn a significant amount of compensation based on its equity ownership in the Company. The Committee believes this ownership mentality contributes significantly to incentivize and motivate management to create stockholder value. Because of this opportunity to realize a significant appreciation in the Company’s equity value, the Committee has historically provided, and intends to continue to provide, executive officers with a cash compensation package that compensates them below the median cash compensation in the marketplace based on the Committee’s knowledge of compensation practices within the industry and publicly available information. The Committee intends to continue to emphasize and reward this ownership mentality, although structuring a similar compensation package as the Company grows and operates as a public company will be one of the Committee’s challenges in 2008 and going forward. To that end, the Compensation Committee has engaged Towers Perrin, a nationally recognized consulting firm, to assist the Compensation Committee with designing an equity-based incentive compensation plan for management and we hope to implement this in fiscal 2008.

The Compensation Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for executive officers and operating unit Presidents. Salary and target bonus amounts, as well as option awards, for all officers other than Mr. Howley are recommended by Mr. Howley to the Compensation Committee for its approval. The Compensation Committee reviews Mr. Howley’s recommendations in light of each operating unit’s proposed budget and annual plan and each officer’s performance evaluations. The Compensation Committee determines Mr. Howley’s salary and bonus and approves option awards, if any, for Mr. Howley, without input from Mr. Howley with respect thereto. Individual performance, including the performance of the executive officer’s business unit, if applicable, market conditions and other factors are considered in determining compensation.

Elements of the Executive Compensation Program

Base Salary

The Company’s philosophy is to pay base salaries at a level less than similarly situated companies, preferring instead to compensate officers through increased equity value. The base salaries and certain other annual compensation for the Company’s executive officers in fiscal 2007 were determined with reference to the experience of the officers, the Company’s past practice and the officers’ individual performance. Pursuant to their employment agreements, Messrs. Howley, Laubenthal and Rufus receive certain additional benefits described herein.

Towers Perrin did an initial assessment of the competitiveness of our President’s and Chief Financial Officer’s salaries in October 2006 compared to other companies with sales of $500 million. The Chief Executive Officer of the Company conferred with Towers Perrin in recommending to the Committee a salary range for Messrs. Laubenthal and Rufus in connection with their 2007 compensation. In light of Towers Perrin’s analysis, the Compensation Committee determined that, for calendar year 2007, the base salaries of Messrs. Laubenthal and Rufus should be $300,000 and $250,000 per year, respectively, and that the range for their 2007 bonuses should be increased as a percentage of salary. The total amount of potential cash compensation for Messrs. Laubenthal and Rufus remained below the median as determined by Towers Perrin.

The Committee also engaged Towers Perrin to perform a salary survey for executive officers, operating unit presidents and staff against a Company selected peer group, which was completed in mid-2007. The Committee has considered the results of the salary survey in setting 2008 compensation.

In addition, consistent with the factors annually considered by the Committee, the Committee determined that, for calendar year 2007, the base salaries of Messrs. Howley, Henderson, Iversen and Skurka should be $525,000, $235,000, $172,000 and $183,000 per year, respectively.

Annual Incentives

The Committee bases annual discretionary bonuses upon the participants’ levels of responsibility and salary, overall corporate performance, performance of the division or subsidiary with which the officer is associated, and individual qualitative performances. Based on the Company’s relatively strong performance and management’s contribution to the Company’s growth including the integration of four acquisitions, the Compensation Committee determined that bonuses should be awarded to each executive in the amounts set forth in the following sentence. For the fiscal year ended September 30, 2007, Mr. Howley earned a bonus of $450,000 and Messrs. Laubenthal, Rufus, Henderson, Iversen and Skurka earned bonuses of $170,000, $140,000, $125,000, $75,000 and $80,000, respectively. Mr. Howley’s bonus was 87% of his salary. The bonuses for Messrs. Laubenthal, Rufus and Henderson, our executive-level officers, were in the range of 54%—58% of their respective salaries. The bonuses for Messrs. Iversen and Skurka, division presidents, were in the range of 44%—46% of their respective salaries.

In addition, under the terms of his retention agreement described below entered into in connection with the Company’s purchase of the assets of Skurka Engineering, Mr. Skurka received a performance bonus of $850,000 for the performance of Skurka Aerospace for the fiscal year 2007. Mr. Skurka’s bonus was set out in the retention agreement, with the maximum bonus being $850,000 if Skurka Aerospace had cumulative EBITDA for the three-year period ending September 30, 2007 equal to or greater than $20.2 million.

Deferred Compensation

TD Group adopted its management deferred compensation plan in December 2005, in part, in response to certain new requirements under Section 409A under the Internal Revenue Code of 1986 and the termination of its then-existing deferred compensation plan that was entered into in connection with the Company’s leveraged buyout. The Company’s management deferred compensation plan is for the benefit of employees who were granted new management options under the Company’s 2003 stock option plan. The plan provides that a participant’s deferred compensation account is fully distributable upon the earlier of December 31, 2008 or a Change in Control (as defined in the plan). If a participant’s employment terminates by reason of death or disability, by the employee with good reason, or if a participant’s employment is terminated by the Company without Cause (as defined in the plan), a pro rata portion of the deferred compensation account, based on a fraction equal to the number of days elapsed between January 1, 2006 and the termination date over 1,096 (representing the number of days during the period from January 1, 2006 through December 31, 2008) will be distributed. If a participant’s employment is terminated for Cause or by the participant without good reason, the entire amount of the deferred compensation attributable to such participant will be forfeited. Any amount distributable under the plan will be distributed no later than two and a half months following the end of the year in which the participant became entitled to the distribution. $6.2 million was allocated to the plan in December 2005, to be allocated on pro rata basis among the participants at the time of distribution. Initial amounts allocated to Messrs. Howley, Laubenthal, Rufus, Henderson, Iversen and Skurka in December 2005 were $1,919,139, $980,082, $293,295, $390,938, $140,460 and $22,144, respectively. Amounts credited to the plan do not earn interest or other earnings. Amounts ultimately paid out will depend on prior payments to departing executives, forfeitures, and the number of participants at the time of distribution.

In addition, the TransDigm Inc. Executive Retirement Savings Plan was established to permit a group of management or highly compensated employees to accumulate additional retirement income through a nonqualified deferred compensation plan. A determination is made annually to determine the employees who are eligible to participate in the executive retirement savings plan. The executive retirement savings plan is a “top hat” plan exempt from certain ERISA requirements. A participant in the executive retirement savings plan may (i) make elective deferrals in addition to or in lieu of deferrals the participant may have otherwise made under the applicable 401(k) plan, and (ii) receive an allocation of any discretionary amount contributed to the executive retirement savings plan by TransDigm Inc. Deferrals may be made from a participant’s salary, bonus or a combination thereof. Deferrals may not be made on any other compensation that a participant may earn. Deferrals, which are irrevocable, must be made no later than the last day of the year preceding the one in respect of which the deferrals will be made. TransDigm Inc. did not make any contributions to the executive retirement savings plan in fiscal 2007 and none of the executive officers are currently participating in the plan by making elective deferrals.

Equity Based Incentives

It is the Committee’s intent that a significant portion of management’s potential earnings come from growth in the Company’s equity value. All of the Company’s executive officers are eligible to receive options to purchase common stock of the Company pursuant to the Company’s 2003 stock option plan and 2006 stock incentive plan. The Company believes that stock option grants are a valuable motivating tool and provide a long-term incentive to management. Stock option grants reinforce the long-term goal of increasing stockholder value by providing the proper nexus between the interests of management and the interests of the Company’s stockholders. For more information regarding the options granted in fiscal 2007 and the aggregate options held by the named executive officers, please refer to the charts on pages 16 and 17.

At the time of the Company’s leveraged buyout in 2003, management received significant grants of options, in addition to each individual’s equity investment in the Company. The vast majority of those options vest according to annual and cumulative performance targets based on the Company’s EBITDA and the achievement of a specified internal rate of return for its initial stockholders. In light of these significant grants in 2003, the Committee does not typically make annual grants of options to executive officers. Rather, it has historically granted additional options in connection with hirings, promotions and the assumption of increased responsibilities.

Perquisites

In 2006, the executive officers named in the Summary Compensation Table received certain perquisites. These items are more fully discussed in the Summary Compensation Table.

Employment Agreements

The Company entered into an employment agreement with Mr. Howley in connection with the leveraged buyout of the Company in 2003, and was negotiated on behalf of the Company by its private equity investor. Prior to our initial public offering, in November 2005, the Company entered into similar employment agreements with Messrs. Laubenthal and Rufus to ensure their continuity with the Company. For a description of the employment agreements, see “Employment Agreements” below.

Severance

The Company does not have a policy with respect to severance of executive officers terminated without cause, and the Company does not have any recent experience with terminating executive officers from which any consistent practice could be derived. Messrs. Howley, Rufus and Laubenthal have severance provisions in their employment agreements, as described above. The Company would expect that to the extent any severance arrangement is entered into with respect to any executive officer, the Company and executive would enter into a standard severance agreement and release.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, for filing with the Securities and Exchange Commission.

Compensation Committee

David Barr, Chairman

Sean P. Hennessy

Dudley P. Sheffler

Summary Compensation Table

The following information is set forth with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers, each of whom was serving as an executive officer at September 30, 2007 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
W. Nicholas Howley,	2007	518,750	450,000	142,705	—	—	292,758	1,404,213
Chairman and Chief Executive Officer

Gregory Rufus,	2007	245,750	140,000	120,926	—	—	33,289	539,965
Executive Vice President, Chief Financial Officer and Secretary

Raymond F. Laubenthal,	2007	295,000	170,000	132,994	—	—	32,378	630,372
President and Chief Operating Officer

Robert S. Henderson,	2007	230,000	125,000	126,243	—	—	29,881	511,124
Executive Vice President and President, Adel Wiggins

Bernt G. Iversen, II,	2007	166,030	75,000	293,557	—	—	14,664	549,251
President, Champion Aerospace LLC

Howard Skurka,	2007	180,625	80,000	21,021	850,000	—	11,409	1,143,055
President, Skurka Aerospace, Inc.(3)

(1)	Includes the amounts recognized as expense by the Company in fiscal 2007 with respect to option awards issued in 2007 and prior years in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote 15 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended September 30, 2007, filed with the SEC on November 21, 2007.
(2)

Amounts shown for Mr. Howley include the incremental cost to us relating to personal use by Mr. Howley of the corporate aircraft in the amount of $220,661. During a portion of the year we owned and operated an aircraft, and we currently have a contract for aircraft services, to facilitate business travel of senior executives in as safe a manner as possible and with the best use of their time. Incremental cost for the period we used our owned-aircraft was calculated based on variable operating costs, which include the following: repairs and maintenance, fuel, general aircraft expense, hanger fees and travel expenses for the flight crew. Fixed costs, such as flight crew salaries, aircraft insurance, training and depreciation are not included in the calculation of incremental cost since these expenses are incurred by us regardless of the personal use of the corporate aircraft by the executives. Incremental cost for the period in which we contracted for aircraft services from a third party is the amount billed to us by our service provider for the specific flight. In addition, reflects $13,754 in 401(k) contributions by the Company, $28,500 in fees related to planning and preparing Mr. Howley’s tax returns and managing his financial affairs, $9,250 in country club dues and $19,711 for an automobile for Mr. Howley’s use.
Amounts for Mr. Rufus include: $13,317 in 401(k) contributions by the Company, $8,260 in country club dues and $10,830 for an automobile for Mr. Rufus’s use.
Amounts for Mr. Laubenthal include: $13,400 in 401(k) contributions by the Company, $4,809 in country club dues and $13,287 for an automobile for Mr. Laubenthal’s use.
Amounts for Mr. Henderson include $13,067 in 401(k) contributions by the Company, $6,496 in country club dues and $9,436 for an automobile for Mr. Henderson’s use.
Amounts for Mr. Iversen include $10,421 in 401(k) contributions by the Company and $3,257 for an automobile for Mr. Iversen’s use.
Amounts for Mr. Skurka include $10,530 in 401(k) contributions by the Company, respectively.
(3)	In connection with the Company’s acquisition of Aviation Technologies, Inc. in February 2007, the Company re-evaluated the manner in which it designates division or subsidiary presidents as executive officers of the Company and determined in April 2007 that Mr. Skurka would not be deemed to be an executive officer on a going forward basis. Mr. Skurka retired as President of Skurka Aerospace effective September 30, 2007. The non-equity incentive compensation of $850,000 was paid to Mr. Skurka pursuant to the Retention Agreement entered into with Mr. Skurka in connection with the Company’s purchase of the assets of Skurka Engineering on December 31, 2004 in consideration for services to be rendered in causing Skurka Aerospace to achieve certain specified performance goals.

Grants of Plan Based Awards in Last Fiscal Year

The following table sets forth information with respect to the awarding of options to purchase common shares to the named executive officers in 2007. None of the named executive officers was awarded any stock.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
		Threshold (#)	Target (#)(1)	Maximum (#)
W. Nicholas Howley	—	—	—	—	—	—	—
Gregory Rufus	12/01/2006	800	16,000	16,000	4,000	25.60	156,980
Raymond F. Laubenthal	—	—	—	—	—	—	—
Robert S. Henderson	12/01/2006	800	16,000	16,000	4,000	25.60	156,980
Bernt G. Iversen, II	—	—	—	—	—	—	—
Howard Skurka	—	—	—	—	—	—	—

(1)	The awards vest one-half based on the achievement of annual EBITDA targets for fiscal 2007 and 2008 and one-half based on the achievement of a cumulative EBITDA target for fiscal years 2004 through 2008. For each of Messrs. Rufus and Henderson, 3,109 of the 16,000 performance-based options granted in fiscal 2007 have already vested based on the achievement of 2007 annual EBITDA targets and 6,115 have vested based on the acceleration provisions contained in the 2003 option plan with respect to the achievement of a specified rate of return to the Company’s original investors.
(2)	Vests in one-third increments on December 1, 2006, the date of grant, and each of the first and second anniversary thereof.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options as of September 30, 2007 with respect to the named executive officers. None of the named executive officers has been the recipient of any stock or other incentive plan award.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date
W. Nicholas Howley(3)	59,063	—	—	0.79	01/01/2010
	88,987	—	—	2.38	01/01/2010
	1,168,317	—	327,683	6.68	08/05/2013
	72,331	—	—	13.37	01/01/2010
	5,834	—	—	13.37	08/05/2013

Gregory Rufus	143,856	—	42,599	6.68	08/05/2013
	6,283	—	—	13.37	07/19/2012
	748	—	—	13.37	08/05/2013
	20,859	1,995	7,066	13.37	10/01/2015
	8,008	2,667	9,325	25.60	12/01/2016

Raymond F. Laubenthal	44,960	—	—	2.36	01/01/2010
	151,881	—	42,599	6.68	08/05/2013
	15,109	—	—	13.37	01/01/2010
	748	—	—	13.37	08/05/2013
	135,586	12,966	45,928	13.37	10/01/2015

Robert S. Henderson	59,070	—	—	2.34	01/01/2010
	151,881	—	42,599	6.68	08/05/2013
	12,491	—	—	13.37	01/01/2010
	748	—	—	13.37	08/05/2013
	20,859	1,995	7,066	13.37	10/01/2015
	8,008	2,667	9,325	25.60	12/01/2016

Bernt G. Iversen, II	7,078	—	—	0.45	01/01/2010
	70,099	—	19,661	6.68	08/05/2013
	5,310	—	—	13.37	01/01/2010
	299	—	—	13.37	08/05/2013
	55,301	6,667	38,032	22.21	06/15/2016

Howard Skurka	30,117	4,488	20,228	8.52	12/31/2014

(1)	Vests in one-third increments on the date of grant and each of the following two anniversaries.
(2)	Vests based on the achievement of annual and cumulative EBITDA targets, with accelerated vesting based on the achievement of a specified net rate of return to the Company’s original investors upon a sale of stock by such investors.
(3)	The options reflected for Mr. Howley reflect 59,063 options currently exercisable at a price of $0.79, 116,832 options currently exercisable at a price of $6.68, 11,220 options currently exercisable at a price of $13.37, 598 options currently exercisable at a price of $13.37 and 32,768 options that are unearned, in each case owned by Bratenahl Investments, Ltd. By virtue of his ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of the options that are owned by Bratenahl Investments, Ltd. However, Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.

Option Exercises in 2007 and 2007 Realized Values

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2007. None of the named executive officers had any stock awards outstanding during the fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
W. Nicholas Howley	947,049	31,341,143
Gregory Rufus	123,658	3,944,423
Raymond F. Laubenthal	225,000	7,400,250
Robert S. Henderson	165,842	5,457,860
Bernt G. Iversen, II	83,406	2,905,055
Howard Skurka	34,927	857,697

Nonqualified Deferred Compensation

The following table provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified, for each of the named executive officers.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)
W. Nicholas Howley	—	—	—	—	1,164,263
Gregory Rufus	—	—	—	—	177,930
Raymond F. Laubenthal	—	—	—	—	594,576
Robert S. Henderson	—	—	—	—	237,166
Bernt G. Iversen, II	—	—	—	—	85,212
Howard Skurka	—	—	—	—	13,434

Potential Payments Upon Termination or Change in Control

The Company does not have a severance policy for the named executives, with the exception of Messrs. Howley, Laubenthal and Rufus, whose severance is governed by their employment agreements, and the Company has no experience of terminating executive officers.

Pursuant to the terms of his employment agreement, if Mr. Howley is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2007, Mr. Howley had no unpaid and accrued salary and benefits. If Mr. Howley is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), his salary will continue for 18 months and he will receive the bonus he would have otherwise received. In addition, for such 18-month period, the Company will continue Mr. Howley’s car allowance, club membership and tax and financial planning assistance and will continue to provide him and his dependents with medical insurance coverage. Thus, if Mr. Howley had died, become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2007, he would have received approximately $1,275,073 in base salary, bonus and benefits.

Pursuant to the terms of their respective employment agreements, if Mr. Laubenthal or Rufus is terminated for cause (as defined in the applicable agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2007, neither Mr. Laubenthal nor Mr. Rufus had unpaid any accrued base salary or benefits. If Mr. Laubenthal or Mr. Rufus is terminated for death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below), his salary will continue for 12 months and he will receive the bonus he would have otherwise received. In addition, for such 12-month period, the Company will continue his car allowance and club membership and will continue to provide him and his dependents with medical insurance coverage. Thus, if Mr. Laubenthal had died, become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2007, he would have received approximately $480,683 in base salary, bonus and benefits and if Mr. Rufus had died, become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2007, he would have received approximately $401,310 in base salary, bonus and benefits.

Assuming the original investors who purchased the Company in 2003 had achieved an annualized net rate of return in excess of 25% on their original investment, all performance vested options under our 2003 stock option plan would vest on a change in control. As defined in the 2003 stock option plan, a change in control means a change in ownership or control of the Company effected through a transaction or series of transactions (other than a registered public offering) whereby any person or related group of persons (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries, Warburg Pincus Private Equity VIII, L.P. or its permitted assignees or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company or Warburg Pincus Private Equity VIII, L.P. or its permitted assignee) directly or indirectly acquires beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition. If a change in control occurred on September 30, 2007, Messrs. Howley, Laubenthal, Rufus, Henderson, Iversen and Skurka would have had options vest valued at $12,789,467, $3,147,950, $2,078,679, $2,078,679, $1,661,121 and $752,279, respectively, based on the closing price of the Company’s stock of $45.71 on September 28, 2007.

Under our 2005 deferred compensation plan, the full amount of a participant’s account is due upon a change in control. If a change in control (as defined in the plan to be the same definition described in the immediately preceding paragraph) had occurred on September 30, 2007, Messrs. Howley, Laubenthal, Rufus, Henderson, Iversen and Skurka would have been entitled to receive $2,000,051, $1,021,402, $305,661, $407,420, $146,382 and $23,078, respectively. Upon a participant’s death; disability (defined as a participant’s absence from employment with the Company due to his inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months or a medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, and for which the participant is receiving income replacement benefits for a period of at least three months under an accident and health plan covering the Company’s employees); termination for good reason (defined as an employee’s voluntary termination of employment from the Company as a result of a material diminution in the employee’s title, duties, or responsibilities, without his consent, a reduction in the employee’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his consent or the Company requiring the employee, without his consent, to relocate his primary place of employment to a location that is 30 miles from the employee’s primary work location as of the effective date of the plan) or termination without cause (for those executives without employment agreements, defined as the repeated failure by the executive, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries [other than any such failure resulting from incapacity due to reasonably documented physical or mental illness], or any willful misconduct by the executive that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries), the participant is entitled to receive a pro rata portion of his account based on the number of days elapsed from inception of the plan through the date of termination. If Mr. Howley, Laubenthal, Rufus, Henderson, Iversen or Skurka had been terminated for death, disability, good reason or without cause on September 30, 2007, he would have been entitled to receive $1,164,263, $594,576, $177,930, $237,166, $85,212 and $13,434, respectively. Upon a participant’s termination for cause, all account balances are forfeited.

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2007, the named executive officers would have been entitled to receive the following aggregate amounts:

	Change in Control ($)		Termination for Cause ($)	Termination Without Cause ($)(2)	Termination for Death/ Disability ($)(2)	Voluntary Termination for Good Reason ($)(2)	Voluntary Termination without Good Reason ($)
W. Nicholas Howley	16,064,591	(1)	—	2,439,336	2,439,336	2,439,336	—
Raymond F. Laubenthal	4,169,352		—	1,075,259	1,075,259	1,075,259	—
Gregory Rufus	2,384,340		—	579,240	579,240	579,240	—
Robert Henderson	2,486,099		—	237,166	237,166	237,166	—
Bernt G. Iversen, II	1,807,503		—	85,212	85,212	85,212	—
Howard Skurka	775,357		—	13,434	13,434	13,434	—

(1)	Mr. Howley would receive salary, bonus and perquisite continuation in the event of a change in control only if it was coupled with a voluntary termination by Mr. Howley.
(2)	Amounts were calculated based on 2007 salary and bonus paid with respect to fiscal 2006. A different salary or bonus rate might be applied by the Compensation Committee if Mr. Howley, Mr. Rufus or Mr. Laubenthal were actually terminated on September 30, 2007. Amounts for Messrs. Howley’s, Rufus’s and Laubethal’s car allowance and country club dues were based on actual amounts paid in fiscal 2007, but actual amounts paid upon a termination could differ.

Employment Agreements

Employment Agreement with W. Nicholas Howley, Chief Executive Officer

In connection with the acquisition of the Company by Warburg Pincus, on June 6, 2003, W. Nicholas Howley entered into an employment agreement with TransDigm Inc. to serve as President, Chief Executive Officer and Chairman of the Board of Directors of TransDigm Inc. Effective as of October 1, 2005, Mr. Howley ceased serving as the President of the Company, but continues to serve as the Chief Executive Officer and Chairman of the Board of Directors of the Company.

Unless earlier terminated by us or Mr. Howley, the initial term of Mr. Howley’s employment agreement expires on July 22, 2008. However, unless we or Mr. Howley elect not to renew the initial term, upon the expiration of the initial term, Mr. Howley’s employment agreement will automatically be extended for an additional two-year period. Under the terms of the employment agreement, Mr. Howley is entitled to receive an annual base salary of no less than $380,000, which annual base salary is subject to annual review. As of September 30, 2007, Mr. Howley’s annual base salary was $525,000. In addition, under the terms of his employment agreement, Mr. Howley is entitled to participate in our annual cash bonus plan, our non-qualified deferred compensation plan, our stock option plan and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. Under the terms of his employment agreement, Mr. Howley is also entitled to certain perquisites, including an annual automobile allowance, the payment by us of certain membership fees in respect of one country club of Mr. Howley’s choice and the payment by us of certain reasonable expenses incurred by Mr. Howley in planning and preparing his tax returns and managing his financial affairs, provided that such reasonable expenses do not exceed $28,500 per year. Pursuant to an amendment to Mr. Howley’s employment agreement, Mr. Howley is entitled to use the Company’s airplane for personal use up to 14 times per year, so long as such use does not interfere with Company use. Mr. Howley will have imputed income with respect to such use at the Standard Industry Fare Level (SIFL) rate, as published by the Internal Revenue Code.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Howley’s employment is terminated:

•

without cause (which is defined as the repeated failure by Mr. Howley, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries [other than any such failure resulting from incapacity due to reasonably documented physical or mental illness], or any willful misconduct by Mr. Howley that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries),

•	if Mr. Howley terminates his employment for certain enumerated good reasons, which include:

•	a material diminution in Mr. Howley’s title, duties or responsibilities, without his prior written consent,

•	a reduction of Mr. Howley’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent,

•

a change in ownership or control of the Company effected through a transaction or series of transactions (other than a public offering) whereby any person or related group of persons other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries, Warburg Pincus Private Equity VIII, L.P or any of its permitted assignees or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company or Warburg Pincus Private Equity VIII, L.P. or any of its permitted assignees directly or indirectly acquires beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition,

•	the Company requires Mr. Howley, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Richmond Heights, Ohio, or

•	any material breach of this Agreement by the Company), or

•

in the event of Mr. Howley’s termination due to his death or disability (which is defined as the inability of Mr. Howley to perform his duties and responsibilities as an officer or employee of the Company or any of its subsidiaries on a full-time basis for more than six months within any 12-month period because of a physical, mental or emotional incapacity resulting from injury, sickness or disease), we will, in addition to the amounts described in the preceding sentence, for a period of eighteen months, (i) continue Mr. Howley’s salary and pay the cash bonus he would have been entitled to receive had he continued his employment, (ii) continue to provide Mr. Howley with certain perquisites he was receiving immediately prior to his termination and (iii) continue his (and his then eligible dependents) participation under the medical benefit plans sponsored by us.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 18 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Employment Agreement with Raymond Laubenthal, President and Chief Operating Officer

On November 18, 2005, effective October 1, 2005, Raymond Laubenthal entered into an employment agreement with us to serve as President and Chief Operating Officer of the Company. Unless earlier terminated by us or Mr. Laubenthal, the initial term of Mr. Laubenthal’s employment agreement expires on October 1, 2010. However, unless we or Mr. Laubenthal elect not to renew the initial term, upon the expiration of the initial term, Mr. Laubenthal’s employment agreement will automatically be extended for an additional two year period. Under the terms of the employment agreement, Mr. Laubenthal is entitled to receive an annual base salary of no less than $280,000, which annual base salary is subject to annual review. In addition, under the terms of his employment agreement, Mr. Laubenthal is entitled to participate in our annual cash bonus plan, our non-qualified deferred compensation plan, our stock option plan and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. Under the terms of his employment agreement, Mr. Laubenthal is also entitled to certain perquisites, including an annual automobile allowance and the payment by us of certain membership fees in respect of one country club of Mr. Laubenthal’s choice.

Mr. Laubenthal’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Laubenthal’s employment is terminated:

•

without cause (which is defined as the repeated failure by Mr. Laubenthal, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries [other than any such failure resulting from incapacity due to reasonably documented physical or mental illness], or any willful misconduct by Mr. Laubenthal that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries),

•	if Mr. Laubenthal terminates his employment for certain enumerated good reasons (which include:

•	a material diminution in Mr. Laubenthal’s title, duties or responsibilities, without his prior written consent,

•	a reduction of Mr. Laubenthal’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent,

•	the Company requires Mr. Laubenthal, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or

•	any material breach of this Agreement by the Company), or

•

in the event of Mr. Laubenthal’s termination due to his death or disability (which is defined as Mr. Laubenthal’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months or a medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, and for which Mr. Laubenthal is receiving income replacement benefits for a period of at least three months under an accident and health plan covering the Company’s employees), we will, in addition to the amounts described in the preceding sentence, for a period of twelve months, (i) continue Mr. Laubenthal’s salary and pay the cash bonus he would have been entitled to receive had he continued his employment, (ii) continue to provide Mr. Laubenthal with certain perquisites he was receiving immediately prior to his termination and (iii) continue his (and his then eligible dependents) participation under the medical benefit plans sponsored by us.

During the term of Mr. Laubenthal’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Laubenthal will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of Mr. Laubenthal’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Laubenthal is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, so long as Mr. Laubenthal is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Employment Agreement with Gregory Rufus, Executive Vice President, Chief Financial Officer and Secretary

On November 18, 2005, effective October 1, 2005, Gregory Rufus entered into an employment agreement with us to serve as Executive Vice President and Chief Financial Officer of the Company. Unless earlier terminated by us or Mr. Rufus, the initial term of Mr. Rufus’s employment agreement expires on October 1, 2010. However, unless we or Mr. Rufus elect not to renew the initial term, upon the expiration of the initial term, Mr. Rufus’s employment agreement will automatically be extended for an additional two year period. Under the terms of the employment agreement, Mr. Rufus is entitled to receive an annual base salary of no less than $233,000, which annual base salary is subject to annual review. In addition, under the terms of his employment agreement, Mr. Rufus is entitled to participate in our annual cash bonus plan, our non-qualified deferred compensation plan, our stock option plans and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. Under the terms of his employment agreement, Mr. Rufus is also entitled to certain perquisites, including an annual automobile allowance and the payment by us of certain membership fees in respect of one country club of Mr. Rufus’s choice.

Mr. Rufus’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Rufus’s employment is terminated:

•

without cause (which is defined as the repeated failure by Mr. Rufus, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries [other than any such failure resulting from incapacity due to reasonably documented physical or mental illness], or any willful misconduct by Mr. Rufus that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries),

•	if Mr. Rufus terminates his employment for certain enumerated good reasons (which include:

•	a material diminution in Mr. Rufus’s title, duties or responsibilities, without his prior written consent,

•	a reduction of Mr. Rufus’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent,

•	the Company requires Mr. Rufus, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or

•	any material breach of this Agreement by the Company), or

•

in the event of Mr. Rufus’s termination due to his death or disability (which is defined as Mr. Rufus’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months or a medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, and for which Mr. Rufus is receiving income replacement benefits for a period of at least three months under an accident and health plan covering the Company’s employees), we will, in addition to the amounts described in the preceding sentence, for a period of 12 months, (i) continue Mr. Rufus’s salary and pay the cash bonus he would have been entitled to receive had he continued his employment, (ii) continue to provide Mr. Rufus with certain perquisites he was receiving immediately prior to his termination and (iii) continue his (and his then eligible dependents) participation under the medical benefit plans sponsored by us.

During the term of Mr. Rufus’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Rufus will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of Mr. Rufus’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Rufus is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, so long as Mr. Rufus is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Retention Agreement with Howard Skurka, President of Skurka Aerospace Inc.

On December 31, 2004, Mr. Skurka entered into a retention agreement with TransDigm. Mr. Skurka’s retention agreement provided that he would serve as the President of Skurka Aerospace. Under the terms of the retention agreement, Mr. Skurka was entitled to receive an annual base salary of no less than $165,000. In addition, under the terms of his retention agreement, Mr. Skurka was awarded options to purchase 600 shares of common stock of TransDigm Group at an exercise price equal to $8.52 per share (adjusted for our stock split on March 14, 2006), representing the fair market value of a share of common stock of TransDigm Group as of the date of grant. Under the terms of his retention agreement, Mr. Skurka was also (i) eligible for an annual discretionary bonus based on his performance, the performance of Skurka and other factors taken into account by the Board of Directors of TransDigm Inc., with the target amount of each annual bonus to be $55,000 and (ii) entitled to health coverage, vacation and other benefits commensurate with his position and consistent with our policies.

Under the terms of his retention agreement, Mr. Skurka was also eligible for annual non-discretionary performance bonuses in an aggregate amount of up to $1,450,000 based upon certain minimum EBITDA thresholds for fiscal 2005, 2006 and 2007. Mr. Skurka was eligible to receive a minimum bonus of $100,000, $300,000 and $400,000 for fiscal 2005, fiscal 2006 and fiscal 2007, respectively, and a maximum bonus of $150,000, $450,000 and $850,000 for fiscal 2005, fiscal 2006 and fiscal 2007, respectively, if certain EBITDA thresholds as set forth in the retention agreement were met. Mr. Skurka was paid the maximum bonus under his retention agreement in all three years.

Mr. Skurka retired as President of Skurka Aerospace as of September 30, 2007 and is now serving Skurka Aerospace in a more advisory capacity. In connection with such retirement, Mr. Skurka and Skurka Aerospace mutually agreed to terminate the retention agreement effective September 30, 2007.

Compensation Committee Interlocks And Insider Participation

Mr. Barr and Mr. Kruse comprised the Compensation Committee through May 2007. Mr. Sheffler joined the Committee in April 2007 and Mr. Hennessy replaced Mr. Kruse on the Compensation Committee in July 2007. There are no Compensation Committee interlocks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the common stock of TD Group as of December 19, 2007 with respect to each beneficial owner of more than five percent of the outstanding common stock of TD Group and beneficial ownership of the common stock of TD Group by each director and named executive officer of TD Group and all such directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of December 19, 2007, but excludes shares underlying options held by any other person. Percentage of ownership is based on 47,400,580 shares of common stock of TD Group outstanding as of December 19, 2007. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Common Stock Beneficially Owned(2)
	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class
TD Group Holdings, LLC(3)	14,410,837	—	14,410,837	30.40%
Warburg Pincus Private Equity VIII, L.P.(3)(4)	14,410,837	—	14,410,837	30.40%
Tiger Global Management LLC(5)	3,389,500	—	3,389,500	7.15%
Directors
David A. Barr(3)(6)	14,433,587	—	14,433,587	30.45%
Mervin Dunn	—	—	—	—
Michael Graff(3)(7)	14,452,553	116,635	14,569,188	30.66%
Sean P. Hennessy(8)	2,127	—	2,127	*
W. Nicholas Howley(9)	8,690	1,438,006	1,446,696	2.96%
Kevin Kruse(3)(10)	14,418,033	—	14,418,033	30.42%
Kewsong Lee(3)(11)	14,456,279	—	14,456,279	30.50%
Douglas Peacock(12)	655	18,546	19,201	*
Dudley P. Sheffler(13)	260	—	260	*
Named Executive Officers
Robert S. Henderson	—	273,585	273,585	*
Raymond F. Laubenthal	—	405,871	405,871	*
Gregory Rufus	—	170,386	170,386	*
Bernt Iversen	—	142,886	142,886	*
Howard Skurka	—	37,108	37,108	*
All directors and executive officers as a group (19 persons)(14)	14,539,673	3,417,868	17,957,541	35.34%

*	less than 1%
(1)	Unless otherwise indicated, the address of each listed person is c/o TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114.
(2)	Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended, including shares that the listed beneficial owner has the right to acquire within 60 days of December 19, 2007.
(3)

Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”) owns approximately 84.4% of the membership interests in TD Group Holdings, LLC. Warburg Pincus is also the managing member of TD Group Holdings, LLC and, as such, has voting and investment power over all shares of common stock of TD Group held by TD Group Holdings, LLC, including shares of common stock with respect to which

Warburg Pincus does not have a pecuniary interest. The address of TD Group Holdings, LLC, Warburg Pincus, and Messrs. Barr, Graff, Kruse and Lee is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, New York 10017.

(4)	The number of shares of our common stock reflected in the table above as being beneficially owned by Warburg Pincus consists of shares of our common stock that are owned by TD Group Holdings, LLC. The sole general partner of Warburg Pincus is Warburg Pincus Partners, LLC, which is managed by Warburg Pincus & Co. Warburg Pincus LLC manages Warburg Pincus. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of Warburg Pincus & Co. and Co-Presidents and Managing Members of Warburg Pincus LLC. Each of these individuals disclaims beneficial ownership of the shares of common stock of TD Group that Warburg Pincus may be deemed to beneficially own except to the extent of any pecuniary interest therein. In addition, Warburg Pincus disclaims beneficial ownership of the shares of common stock owned by TD Group Holdings, LLC except to the extent of any pecuniary interest therein.
(5)	Number of shares held obtained from a Form 13F-HR filed by Tiger Global Management, L.L.C. with the Securities Exchange Commission on November 14, 2007 with respect to its holdings as of September 30, 2007. Contact and related party/filing person information obtained from a Schedule 13G filed by Tiger Global Management, L.L.C., Tiger Global II, L.P., Tiger Global Performance, L.L.C., Tiger Global, Ltd. and Charles P. Coleman III with the Securities and Exchange Commission on July 5, 2007. Tiger Global Management, L.L.C. is the investment manager of Tiger Global II, L.P., Tiger Global, L.P. and Tiger Global, Ltd. Tiger Global Performance, L.L.C., the general partner of Tiger Global II, L.P. and Tiger Global Ltd., may be deemed to have sole power to vote and dispose of the shares held by Tiger Global II, L.P. and Tiger Global Ltd. Charles P. Coleman III is the managing member of Tiger Global Performance, L.L.C. and Tiger Global Management, L.L.C. and a director of Tiger Global Ltd. and may be deemed to have sole power to vote and dispose of the shares held by Tiger Global II, L.P. and Tiger Global, Ltd. The address of all of the persons named in the Schedule 13G is Tiger Global Management, L.L.C., 101 Park Avenue, New York, New York 10178.
(6)	Includes 263 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2008 and 2009 and 260 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2008, 2009 and 2010. In addition, includes shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Barr is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Barr (other than 655 shares of restricted stock and 22,095 shares of stock that Mr. Barr holds in his personal capacity) are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Barr disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC except to the extent of any pecuniary interest therein.
(7)	Includes 263 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2008 and 2009 and 260 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2008, 2009 and 2010. In addition, includes shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Graff is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Graff (other than 116,635 shares of common stock of TD Group that are subject to options, 655 shares of restricted stock and 41,061 shares of stock that Mr. Graff holds in his personal capacity or through trusts established for the benefit of his family members) are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Graff disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co., Warburg Pincus LLC or any trusts established for the benefit of his family members except to the extent of any pecuniary interest therein.
(8)	Includes 263 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2008 and 2009 and 260 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2008, 2009 and 2010. Mr. Hennessy’s address is c/o Sherwin Williams Company, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115.

(9)	Includes options to purchase 177,916 shares that are held by Bratenahl Investments, Ltd. By virtue of his ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of the options that are owned by Bratenahl Investments, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein. Also includes 8,690 shares held by The Howley Family Foundation, a charitable foundation, of which Mr. Howley is a co-trustee. By virtue of his position as a co-trustee of The Howley Foundation, Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of the shares that are owned by The Howley Family Foundation. Mr. Howley disclaims beneficial ownership of all shares owned by The Howley Family Foundation and reported herein as beneficially owned.
(10)	Includes 263 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2008 and 2009 and 260 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2008, 2009 and 2010. Upon Mr. Kruse’s anticipated resignation from the board of directors following the Annual Meeting, these shares of restricted stock will be forfeited. In addition, includes shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Kruse is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Kruse (other than 655 shares of restricted stock and 6,541 shares of stock that Mr. Kruse holds in his personal capacity or through trusts established for the benefit of his family members) are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Kruse disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co., Warburg Pincus LLC or any trusts established for the benefit of his family members except to the extent of any pecuniary interest therein.
(11)	Includes 263 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2008 and 2009 and 260 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2008, 2009 and 2010. Upon Mr. Lee’s anticipated resignation from the board of directors following the Annual Meeting, these shares of restricted stock will be forfeited. In addition, includes shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Lee is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Lee (other than 655 shares of restricted stock and 44,787 shares of stock that Mr. Lee holds in his personal capacity) are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Lee disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC except to the extent of any pecuniary interest therein.
(12)	Includes 263 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2008 and 2009 and 260 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2008, 2009 and 2010.
(13)	Includes 260 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2008, 2009 and 2010.
(14)	Includes all shares of common stock of TD Group that may be deemed to be beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) by directors and executive officers, including shares subject to options exercisable within 60 days of December 19, 2007. Also includes (i) shares of common stock of TD Group that Messrs. Barr, Graff, Kruse and Lee may be deemed to beneficially own by virtue of their affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC (see footnotes (3), (4), (6), (7), (10) and (11) above) and (ii) 186,606 shares of common stock of TD Group (or options to purchase shares of common stock), which Mr. Howley may be deemed to beneficially own by virtue of his ownership interest in and control of Bratenahl Investments, Ltd. and by virtue of his position as a trustee of The Howley Family Foundation (see footnote (9) above).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders’ Agreement

In connection with the acquisition of the Company by Warburg Pincus, the Company, Warburg Pincus, certain of our employees and certain other investors entered into a stockholders’ agreement. Effective upon the closing of our initial public offering, substantially all of the operative provisions of the stockholders’ agreement terminated. However, under the terms of the stockholders’ agreement, the Company’s obligation to nominate and use its best efforts to have elected to its Board of Directors certain individuals designated by Warburg Pincus remained in effect. Specifically, so long as Warburg Pincus and its affiliates beneficially own at least 25% of our outstanding common stock, the Company is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) three and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the percentage of the outstanding shares of our common stock that Warburg Pincus and its affiliates beneficially own as of the date of nomination of directors to such Board of Directors, or the Warburg Percentage. In addition, for so long as Warburg Pincus and its affiliates beneficially own at least 10% but less than 25% of our outstanding common stock, the Company is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) two and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of TD Group’s Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to such Board of Directors. Finally, for so long as Warburg Pincus and its affiliates beneficially own at least 5% but less than 10% of our outstanding common stock, the Company is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) one and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to such Board of Directors.

Employment Agreements

Information regarding employment agreements with several of our executive officers is set forth under “Executive Officers—Employment Agreements.”

Registration Rights Agreement

The Company is a party to a registration rights agreement with TD Group Holdings, LLC, an entity controlled by Warburg Pincus, as assignee of certain investors named therein, certain other investors named therein and certain of our employees. Under the terms of the registration rights agreement, the Company has, among other things:

•	agreed to use its diligent best efforts to effect up to two registered offerings upon request from TD Group Holdings, LLC, which we have done;

•	agreed to use its best efforts to qualify for registration on Form S-3, following which TD Group Holdings, LLC will have the right to request up to three registrations on Form S-3; and

•	granted incidental or “piggyback” registration rights with respect to any registrable securities held by any party to the registration rights agreement.

Our obligation to effect any demand for registration by TD Group Holdings, LLC is subject to certain conditions, including that the registrable securities to be included in any such registration have an anticipated aggregate offering price in excess of $15 million (in the case of any demand for registration other than a demand for registration on Form S-3) and $10 million (in the case of any demand for registration on Form S-3). In connection with any registration effected pursuant to the terms of the registration rights agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. The Company has also agreed to indemnify persons including registrable securities in any registration affected pursuant to the terms of the registration rights agreement and certain other persons associated with any such registration, in each case on the terms specified in the registration rights agreement.

Acquisition of Aviation Technologies, Inc.

On February 7, 2007, pursuant to the terms and that certain Agreement and Plan of Merger, dated as of January 9, 2007, among TransDigm Inc., Project Coffee Acquisition Co., a newly formed wholly owned subsidiary of TransDigm Inc., and Aviation Technologies, Inc., Project Coffee Acquisition Co. merged with and into Aviation Technologies, Inc., with Aviation Technologies, Inc. continuing as the surviving corporation and a wholly owned subsidiary of TransDigm. The purchase price paid by TransDigm in connection with the transaction was approximately $430 million. Prior to the acquisition, the stock of Aviation Technologies, Inc. was held primarily by Odyssey Investment Partners and related parties.

Odyssey Investment Partners is an equity fund which was the principal owner of TransDigm prior to July 2003. Based on their working relationship with Odyssey Investment Partners arising from Odyssey’s investment in TransDigm, Mr. W. Nicholas Howley, Chairman and Chief Executive Officer of TransDigm, and Mr. Douglas Peacock, a director of TransDigm, co-invested with Odyssey in Aviation Technologies, Inc. in 2003. Prior to the acquisition, each of Mr. Howley and Mr. Peacock owned less than one-half of 1% of Aviation Technologies, Inc.’s outstanding equity on a fully diluted basis. In addition, because of their working relationship and their expertise in the aerospace industry, Odyssey asked both Mr. Howley and Mr. Peacock to serve on the board of directors of Aviation Technologies, Inc. Mr. Howley and Mr. Peacock were directors of Aviation Technologies, Inc. from 2003 through the acquisition date, and Mr. Peacock served as the Chairman of the Board of Aviation Technologies, Inc. during that time. Due to the relationship of Mr. Howley and Mr. Peacock with Aviation Technologies, Inc., the acquisition was evaluated and recommended by a special committee of disinterested directors of our Board of Directors. In addition, Messrs. Howley and Peacock abstained from the vote of the full TransDigm Board of Directors in approving the transaction.

Skurka Retention and Non-Compete Agreements

In connection with the execution of the retention agreement by Mr. Skurka described under “Compensation Discussion and Analysis,” on December 31, 2004, Mr. Skurka entered into two non-competition agreements with TransDigm Inc. and Skurka Aerospace, Inc., a wholly owned subsidiary of TransDigm Inc., one in his capacity as an employee of Skurka Aerospace, Inc. and the other in his capacity as a stockholder of Skurka Engineering Company, the seller of assets to Skurka Aerospace. The terms of these non-competition agreements are substantially similar, except with respect to the duration of the period during which Mr. Skurka is prohibited from taking certain specified actions, which are described in more detail below. Under the terms of the non-competition agreement executed by Mr. Skurka in his capacity as an employee of Skurka Aerospace, Mr. Skurka is prohibited from taking certain specified actions during the tenure of his employment. Under the terms of the non-competition agreement executed by Mr. Skurka in his capacity as a stockholder of Skurka Engineering Company, Mr. Skurka is prohibited from taking certain specified actions during the period ending on the four year anniversary of the date of the agreement (irrespective of Mr. Skurka’s employment status). Under the terms of these non-competition agreements, Mr. Skurka will generally be prohibited from, among other things: (i) owning or participating in the ownership or operation of, or being employed by, any entity that competes with Skurka Aerospace’s business; (ii) selling or soliciting the sale of any product or service that is the same as, substantially similar to or competes with or is intended to compete with any of Skurka Aerospace’s products or services; (iii) interfering with any customer or client of Skurka Aerospace; and (iv) soliciting or hiring, directly or indirectly, any employee of Skurka Aerospace. Under the terms of the non-competition agreements, Mr. Skurka is also subject to certain confidentiality and non-disclosure obligations.

Approval or Ratification of Transactions with Related Persons

The Board of Directors of the Company reviews and must approve all related party transactions. Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board for consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board and the Board may approve or disapprove the Company entering into the transaction. All related party transactions, whether or not those transactions must be disclosed under Federal securities laws, are approved by the Board pursuant to the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2007, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that Howard Skurka, the former President of Skurka Aerospace, who is no longer an executive officer for Section 16 purposes, filed a Form 4 on October 10, 2006 relating to a sale on October 4, 2006, which was due to the inadvertent failure by counsel to file.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any stockholder proposals intended to be presented at the Company’s 2009 Annual Meeting of Stockholders must be received by the Secretary of the Company at TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114, on or before September 18, 2008, for inclusion in the Company’s proxy statement and form of proxy relating to the 2009 Annual Meeting of Stockholders. As to any proposal that a stockholder intends to present to stockholders other than by inclusion in the Company’s proxy statement for the 2008 Annual Meeting of Stockholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed between November 17, 2008 and December 17, 2008. Even if proper notice is received on or prior to December 17, 2008, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended September 30, 2007 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2007 for filing with the Securities and Exchange Commission.

Audit Committee

Sean P. Hennessy, Chairman

Douglas Peacock

Dudley P. Sheffler

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of Ernst & Young has served as the Company’s independent auditors since 2003. Below are the fees billed to the Company for the 2006 and 2007 fiscal years:

Audit Fees

Ernst & Young billed the Company an aggregate of approximately $1,073,000 in fees for professional services rendered in connection with the audit of TD Group’s annual consolidated financial statements and reviews of the consolidated financial statements of TD Group included in its quarterly reports during fiscal year 2006 and approximately $1,541,000 during fiscal year 2007. Fiscal 2006 also includes charges related to our initial public offering, offering circular and S-4 registration statement in connection with our refinancing and fiscal 2007 includes charges related to the follow-on secondary public offering by certain of our stockholders in May 2007 and our S-4 registration statement in connection with our refinancing related to the Aviation Technologies acquisition in February 2007.

Audit-Related Fees

Ernst & Young billed the Company approximately $32,000 in fees for professional services rendered during the fiscal year ended September 30, 2006 and approximately $493,000 during the fiscal year ended September 30, 2007. Such services principally included assistance and consultation provided to management in performing due diligence in connection with potential acquisitions.

Tax Fees

Ernst & Young billed the Company an aggregate of approximately $211,000 in fees for professional services rendered for the fiscal year ended September 30, 2006 and approximately $415,000 for the fiscal year ended September 30, 2007. Such services principally included assistance and consultation provided to the Company in connection with: (1) tax planning matters, (2) mergers and acquisitions and (3) tax compliance matters.

All Other Fees

No services were provided the Company by Ernst & Young during the years ended September 30, 2006 and September 30, 2007 other than audit services, audit-related services and tax services.

Audit Committee Pre-Approval Policy

The Audit Committee has established a policy to delegate authority to approve of any audit or permissible non-audit services less than $100,000. The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent auditors, other than those services for which authority to approval such services was delegated. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. 96% of non-audit services were preapproved by the Audit Committee. The remainder of the non-audit services were approved by management under the delegation of authority described herein.

The Audit Committee has selected Ernst & Young as the Company’s independent auditors for the fiscal year ending September 30, 2008. Representatives from Ernst & Young are expected to be present at the Annual Meeting and available to answer appropriate questions from stockholders. The representative from Ernst & Young will have an opportunity to make a statement if he or she so desires.

HOUSEHOLDING

The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions.

If any beneficiary stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114.

OTHER MATTERS

Stockholders and other interested parties may send written communications to the Board of Directors by mailing them to the Board of Directors, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114. All communications will be forwarded to the Board of Directors.

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. A stockholder may specify a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

Where a choice has been specified in the proxy, the shares represented will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect the director nominees listed in “Election of Directors.” Under Delaware law and the Company’s Amended and Restated Certificate of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee for purposes of the election of the director nominees listed in “Election of Directors.” If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,

GREGORY RUFUS
Secretary

Dated: January 16, 2008

TRANSDIGM GROUP INCORPORATED

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints W. Nicholas Howley and Gregory Rufus, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 3, 2008, at the Annual Meeting of Stockholders to be held on February 15, 2008, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated January 16, 2008 is hereby acknowledged.

ELECTION OF DIRECTORS.

Nominees:        Sean Hennessy and Douglas Peacock

☐ FOR both nominees listed above	☐ WITHHOLD AUTHORITY to vote for both nominees listed above

☐ FOR the election of each of the nominees for Director listed above except:

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above)

2. In their discretion, to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

Dated , 2008

Signature(s) of Stockholder(s)